EXHIBIT 17(d)
                         KOF's most recent Annual Report

PAGE 1
---------------------------------

Keystone Omega Fund
Seeks maximum capital growth from common stocks.

Dear Shareholder:

We are writing to report to you on the performance of Keystone Omega Fund for the twelve-month period which ended December 31, 1995.

Performance

For the twelve months which ended December 31, 1995, your Fund produced the following total returns.

   Class A shares returned 36.94%.

   Class B shares returned 35.70%.

   Class C shares returned 35.62%.

   The Standard & Poor's 500 Index--a widely recognized benchmark of stock price performance--returned 37.58% for the same period. Keystone Omega Fund maintained a **** (four-star) rating from Morningstar for its risk-adjusted performance as of December 31, 1995.(1)

   Your Fund's excellent performance reflected the strong bull market during the year, which was fueled by moderate economic growth, declining interest rates and low inflation. Continued strong earnings and an improved international position for many U.S. companies helped sustain the year-long stock market rally. In this environment, your Fund benefited from our emphasis on stable growth companies and companies benefiting from productivity enhancement. These holdings produced strong performance, particularly as the year progressed.

Portfolio strategy

In early 1995 our strategy was generally cautious and designed to minimize the impact of a possible market correction. In retrospect, we may have been overly cautious. As a result of our defensive positioning, Omega Fund got off to a slow start during the first few months of the year, although it caught up quickly. During the second half of the year, holdings in the technology, finance and healthcare sectors performed very well, contributing to your Fund's strong performance.

Two dominant investment themes

We maintained our emphasis on two key investment themes throughout the year: productivity enhancement and stable growth. This led us to invest in electronics, telecommunications and software companies, because we believed they would provide the productivity tools to help U.S. corporations compete more effectively in a global economy. In the second half of the year, we trimmed back our technology holdings and increased holdings in healthcare-related industries, including biotechnology and drug companies. We believed there were good opportunities in these stable growth companies because they historically have provided solid returns regardless of economic conditions.

                                                                   (continued)

(1) Source: Morningstar, Inc. Morningstar's proprietary ratings reflect the Fund's historical risk-adjusted performance as of December 31, 1995. Ratings are subject to change monthly. They are calculated based on the Fund's 3-, 5- and 10-year average annual return in excess or below the 90-day Treasury bill return. Ratings are not adjusted for sales charges, but are adjusted for other fees. The top 10% of the funds in an investment category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars and the bottom 10% receive 1 star. In the equity category, the Fund received a 3-star rating for the 3-year and 5-year periods and a 4-star rating for the 10-year period. There were 1397 funds in the 3-year, 951 funds in the 5-year, and 508 funds in the 10-year equity category. Past performance is no guarantee of future results.

PAGE 2
---------------------------------
Keystone Omega Fund

   In addition, the stocks we select for Keystone Omega Fund must meet our requirements for accelerating earnings, attractive valuations and low debt levels. As a result, the portfolio's holdings included a variety of small-, mid- and large-cap stocks. We believe this diversification by company size has the potential to smooth out price fluctuations as different sectors of the market rise and fall over time. We believe it has also contributed to the Fund's attractive long-term performance.

Looking Ahead

The favorable economic fundamentals of 1995--slow growth, low interest rates and low inflation--should remain intact as we enter 1996. We anticipate that this favorable environment should continue to be positive for stocks, but we would not be surprised if some companies reported more modest earnings in 1996. If the market does experience a normal correction, we would view it as an opportunity to invest in selected stocks at lower prices. Overall, we continue to believe that the outlook remains healthy for stocks, although we believe returns for 1996 may be lower than those experienced in 1995.

   After a year of strong performance, short-term expectations often rise. We encourage you to maintain a long-term perspective on the performance of Keystone Omega Fund and view it as a means of pursuing your long-term financial goals. Thank you for your continued support of Keystone Omega Fund. If you have any questions about your Keystone investment, please feel free to write to us.

Sincerely,

[photo of Albert H. Elfner, III]

Albert H. Elfner, III
Chairman and President
Keystone Investments, Inc.

[photo of George S. Bissell]

George S. Bissell
Chairman of the Board
Keystone Funds

February 1996

PAGE 3
---------------------------------

        A Discussion With
        Your Fund Manager

[photo of Maureen E. Cullinane]

  Maureen E. Cullinane is senior portfolio manager of your Fund and leads Keystone's growth stock team. A Chartered Financial
 Analyst, Ms. Cullinane has over 20 years of investment experience. She received BA and
    MA degrees from Emmanuel College with
  post-graduate study at the Universite de
     Paris. She holds an MBA from Boston
University. Together with Margery C. Parker, portfolio manager of Keystone Mid-Cap Growth
  Fund (S-3), the team focuses on selecting companies with growing earnings.

Q How did market conditions in 1995 affect the Fund?

A 1995 was a very good year for the stock market. The Dow Jones Industrial Average passed two major milestones during the year, breaking 4000 in February and 5000 in November. While we were positioned conservatively at the beginning of the year, our strategy of investing in a combination of productivity enhancement and stable growth stocks paid off. We sold our oil holdings early in the year and reinvested the profits in technology stocks. This worked out well, in our opinion, because technology companies led the market rally for most of the year. Toward the end of the year we pared back our technology holdings and increased our exposure to finance and healthcare-related stocks. Both of these sectors produced strong fourth quarter returns. We also benefited from diversification among small-, mid- and large-capitalization stocks, because each of those sectors surged at different times during the year.

Q What percentage of the Fund's holdings were invested in technology stocks?

A We were well-represented in technology stocks because they fit our theme of productivity enhancement. The percentage of technology holdings varied throughout the year, from a high of about 33% to a low of 20% of net assets. As of year-end, technology-related companies comprised 25% of net assets. During the first part of the year holdings included a full range of telecommunications, software and electronics companies. Late in 1995, we took some profits when we felt that stock prices fully reflected earnings growth. Toward year-end we scaled back on electronics manufacturing companies and increased our emphasis on software companies. Going forward, we believe technology stock prices may experience periodic corrections, but we think they should continue to provide strong growth opportunities.

Fund Profile

Objective: Seeks maximum capital growth from common stocks.
Number of stocks: 71
Net assets: $221 million
Commencement of investment operations: February 8, 1968
Newspaper listing: Omeg

PAGE 4
---------------------------------
Keystone Omega Fund

The Omega Investment Discipline

Management carefully selects growth stocks which meet
Omega's specific investment criteria:
(bullet) Earnings growth rates which exceed the S&P 500
(bullet) Strong management
(bullet) Industry leadership
(bullet) New products or services that are believed to provide a competitive advantage

Q Parametric Technology was the Fund's largest software holding. How does it fit in with the productivity enhancement theme?

A Parametric Technology develops software products to automate the industrial design process. Parametric's CAD/CAM system allows automotive or aeronautical engineers to design new cars or planes on the computer rather than building expensive mockups of new product designs. This enables companies to design products more quickly and cost-effectively. While we have reduced our holdings somewhat since the end of the period, Parametric Technology was an important contributor to the Fund's positive performance during the twelve-month period.

Q What about the Fund's health care holdings?

A Regardless of economic conditions, people still need basic services, particularly medical services. Healthcare and pharmaceutical stocks accounted for about 20% of net assets. Medaphis, the Fund's fifth-largest holding, provides management services for physicians' offices, including billing and insurance administration. St. Jude Medical, the third-largest holding, is a leader in cardiovascular devices primarily heart valves and pacemakers. The Fund's top two holdings are the pharmaceutical companies SmithKline Beecham and Warner Lambert. We think these holdings contributed to our stable growth theme.

Q What are some other examples of stable growth holdings?

A Other stable growth holdings included CUC International which provides consumers with discounted travel and restaurant dining, and Thermo Electron, whose diversified subsidiaries have contributed to a steady 17% growth over the past five years. We also owned shares of Gillette, a leading provider of personal care products, and the new offering of Estee Lauder. We believe that Estee Lauder's strong marketing and distribution network position it well for growth both domestically and abroad.

Q What other types of industries are represented in the portfolio?

A We held several finance-related companies which benefited from declining interest rates and industry consolidation. Bank holdings included Bank of Boston, which announced its intention to acquire BayBanks, and BankAmerica. We also owned Progressive Corp. of

Top 5 Industries
as of December 31, 1995

Industry                     Percentage of
                             net assets
 ---------------------------------------
Drugs                        13.4
 ---------------------------------------
Software services             9.8
 ---------------------------------------
Finance                       9.1
 ---------------------------------------
Health care                   7.4
 ---------------------------------------
Telecommunications            6.1
 ---------------------------------------

PAGE 5
---------------------------------

Ohio, an automobile insurance company and MBIA, an insurer of municipal bonds.

What is your outlook for 1996?

Our outlook remains cautiously optimistic. We believe moderate economic growth, low inflation and relatively strong corporate earnings should create an attractive environment for the growth stocks in your Fund's portfolio. We think stock prices may rise over the next six to twelve months, but we do not expect them to duplicate the impressive gains they made in 1995. We are also alert to the possibility of earnings disappointments, which could have a negative impact on selected stocks. In addition, concerns about the federal budget and the political rhetoric of an election year may have an effect on market conditions. We believe your Fund's flexible investment approach and its emphasis on companies with above-average growth rates give it the potential to generate above-average returns over the long term.

Top 10 Stock Holdings
as of December 31, 1995


                                                                            Percentage of
Company                           Industry                                  net assets
---------------------------------------------------------------------------------------------
Warner Lambert                    Drugs                                      3.5
---------------------------------------------------------------------------------------------
SmithKline Beecham                Drugs                                      3.0
---------------------------------------------------------------------------------------------
St. Jude Medical                  Health care                                2.9
---------------------------------------------------------------------------------------------
Parametric Technology             Software services                          2.3
---------------------------------------------------------------------------------------------
Medaphis                          Health care                                2.3
---------------------------------------------------------------------------------------------
Gilead Sciences                   Biotechnology                              2.1
---------------------------------------------------------------------------------------------
Gillette                          Consumer goods                             2.0
---------------------------------------------------------------------------------------------
Winstar Communication             Telecommunications                         2.0
---------------------------------------------------------------------------------------------
Apple South                       Restaurants                                1.9
---------------------------------------------------------------------------------------------
Potash Corp. of Saskatchewan      Chemicals                                  1.9
---------------------------------------------------------------------------------------------

                                  [diamond]
                      This column is intended to answer
              questions about your Fund. If you have a question
                  you would like answered, please write to:
         Keystone Investments, Inc. Attn: Shareholder Communications
                       200 Berkeley Street, 22nd Floor,
                       Boston, Massachusetts 02116-5034

PAGE 6
---------------------------------
Keystone Omega Fund

Your Fund's Performance

Growth of an investment in
Keystone Omega Fund Class A

         Initial      Reinvested
        Investment   Distributions
12/85      9425           9425
           8971          10563
12/87      8064          11437
           9118          13044
12/89     10700          17354
           8925          16941
12/91     11802          26173
          10573          27221
12/93     11421          32482
          10373          30643
12/95     13057          41964

A $10,000 investment in Keystone Omega Fund Class A made on December 31, 1985 with all distributions reinvested was worth $41,963 on December 31, 1995. Past performance is no guarantee of future results.

Twelve-Month Performance                               as of December 31, 1995

                             Class A      Class B      Class C
Total returns*                36.94%       35.70%       35.62%
Net asset value 12/31/94     $15.54       $15.34       $15.37
12/31/95                     $19.56       $19.10       $19.13
Dividends                      None         None         None
Capital gains                $ 1.56       $ 1.56       $ 1.56

* Before deduction of front-end or contingent deferred sales charge (CDSC).

Historical Record as of December 31, 1995

Cumulative Total Returns    Class A     Class B     Class C
1-year w/o sales charge       36.94%     35.70%      35.62%
1-year                        29.07%     31.70%      35.62%
5-year                       133.46%       --          --
10-year                      319.63%       --          --
Life of Class                  --        35.21%      38.39%
Average annual returns
1-year w/o sales charge       36.94%     35.70%      35.62%
1-year                        29.07%     31.70%      35.62%
5-year                        18.48%       --          --
10-year                       15.42%       --          --
Life of Class                  --        13.31%      14.41%

   Class A shares were initially offered on April 14, 1987. Performance is reported at the current maximum front-end sales charge of 5.75%.

   Class B shares were initially offered on August 2, 1993. Shares purchased after June 1, 1995 are subject to a contingent deferred sales charge (CDSC) that declines from 5% to 1% over six years from the month purchased. Performance assumes that shares were redeemed after the end of a one-year holding period and reflects the deduction of a 4% CDSC.

   Class C shares were initially offered on August 2, 1993. Performance reflects the return you would have received for holding shares for one year and redeeming after the end of the period.

   The investment return and principal value will fluctuate so that your shares, when redeemed, may be worth more or less than the original cost. Performance for each class will differ.

   You may exchange your shares for another Keystone fund by phone or in writing for a $10 fee. The exchange fee is waived for individual investors who make an exchange using Keystone's Automated Response Line (KARL). The Fund reserves the right to change or terminate the exchange offer.

PAGE 7
---------------------------------

Growth of an Investment

Comparison of change in value of a $10,000 investment in Keystone Omega Fund, the Standard & Poor's 500 Index and the Consumer Price Index.

Fund Average Total Return
 -------------------------------------------------------
                   1 Year        5 Year        10 Year
Class A           29.07%        18.48%         15.42%
Class B           31.70%        --             13.31%*
Class C           35.62%        --             14.41%*

          Class A         S&P 500           CPI

12/85       9425           10000           10000
           10563           11831           10110
12/87      11437           12439           10558
           13044           14493           11025
12/89      17354           19012           11537
           16941           18386           12241
12/91      26173           23998           12617
           27221           25832           12983
12/93      32482           28436           13339
           30643           28813           13696
12/95      41964           39640           14053

Past performance is no guarantee of future results. The performance of Class B or Class C shares will be greater or less than the line shown based on differences in loads and fees paid by the shareholder investing in the different classes. *Class B and Class C shares were introduced August 2, 1993; performance is for life of Class. The Consumer Price Index is through November 30, 1995.

   This chart graphically compares your Fund's total return performance to certain investment indexes. It is the result of fund performance guidelines issued by the Securities and Exchange Commission. The intent is to provide investors with more information about their investment.

Components of the Chart

The chart is composed of several lines that represent the accumulated value of an initial $10,000 investment for the period indicated. The lines illustrate a hypothetical investment in:

1. Keystone Omega Fund Class A

The Fund seeks maximum capital growth from common stocks. The return is quoted after deducting sales charges (if applicable), fund expenses and transaction costs and assumes reinvestment of all distributions.

2. Standard & Poor's 500 Index (S&P 500)

The S&P 500 is a broad-based unmanaged index of common stock prices. It is comprised of stocks of the largest U.S. companies. These stocks are selected and compiled by Standard & Poor's Corporation according to criteria that may be unrelated to your Fund's investment objective.

3. Consumer Price Index (CPI)

This index is a widely recognized measure of the cost of goods and services produced in the U.S. The index contains factors such as prices of services, housing, food, transportation and electricity which are compiled by the U.S. Bureau of Labor Statistics. The CPI is generally considered a valuable benchmark for investors who seek to outperform increases in the cost of living.

These indexes do not include transaction costs associated with buying and selling securities, and do not hold cash to meet redemptions. It would be difficult for most individual investors to duplicate these indexes.

Understanding What the Chart Means

The chart demonstrates your Fund's total return performance in relation to a well known investment index and to increases in the cost of living. It is important to understand what the chart shows and does not show.

This illustration is useful because it charts Fund and index performance over the same time frame and over a long period. Long-term performance is a more reliable and useful measure of performance than measurements of short-term returns or temporary swings in the market. Your financial adviser can help you evaluate fund performance in conjunction with the

PAGE 8
---------------------------------
Keystone Omega Fund

other important financial considerations such as safety, stability and consistency.

Limitations of the Chart

 The chart, however, limits the evaluation of Fund performance in several ways. Because the measurement is based on total returns over an extended period of time, the comparison often favors those funds which emphasize capital appreciation when the market is rising. Likewise, when the market is declining, the comparison usually favors those funds which take less risk.

Performance Can Be Distorted

Funds which are more conservative in their orientation and which place an emphasis on capital preservation will tend to compare less favorably when the market is rising. In addition, funds which have income as one of their objectives also will tend to compare less favorably to relevant indexes. Indexes may also reflect the performance of some securities which a fund may be prohibited from buying. A bond fund, for example, may be limited to investments in only high quality bonds, or a stock fund may only be able to buy stocks that have been traded on a stock exchange for a minimum number of years or of a certain company size. Indexes usually do not have the same investment restrictions as your Fund.

Indexes Do Not Include Costs of Investing

The comparison is further limited in its utility because the index does not take into account any deductions for sales charges, transaction costs or other fund expenses. Your Fund's performance figures do reflect such deductions. Sales charges--whether up-front or deferred--pay for the cost of the investment advice of your financial adviser. Transaction costs pay for the costs of buying and selling securities for your Fund's portfolio. Fund expenses pay for the costs of investment management and various shareholder services. None of these costs are reflected in index total returns. The comparison is not completely realistic because an index cannot be duplicated by an investor--even an unmanaged index--without incurring some charges and expenses.

One of Several Measures

The chart is one of several tools you can use to understand your investment. It should be read in conjunction with the Fund's prospectus, and annual and semiannual reports. Also, your financial adviser, who understands your personal financial situation, can best explain the features of your Keystone fund and how it applies to your financial needs.

Future Returns May Be Different

Shareholders also should be mindful that the long-run performance of either the Fund or the indexes is not representative of what shareholders should expect to receive from their Fund investment in the future; it is presented to illustrate only past performance and is not a guarantee of future returns.

Keystone Omega Fund

SCHEDULE OF INVESTMENTS -- December 31, 1995

                                                                   Number          Market
                                                                 of Shares         Value
-----------------------------------------------------------------------------------------------
COMMON STOCKS (97.1%)
Advertising & Publishing (1.6%)
Clear Channel Communications, Inc. (a)                               80,000        $3,530,000
-----------------------------------------------------------------------------------------------

Aerospace (1.8%)
Boeing Co.                                                           51,100         4,004,963
-----------------------------------------------------------------------------------------------

Amusements (2.5%)
HFS Inc. (a)                                                         35,000         2,861,250
La Quinta Inns, Inc.                                                100,000         2,737,500
-----------------------------------------------------------------------------------------------

                                                                                    5,598,750
-----------------------------------------------------------------------------------------------

Building Materials (2.9%)
Mohawk Industries, Inc. (a)                                         240,000         3,675,000
Sherwin-Williams Co.                                                 65,000         2,648,750
-----------------------------------------------------------------------------------------------

                                                                                    6,323,750
-----------------------------------------------------------------------------------------------

Business Services (5.8%)
Molten Metal Technology, Inc. (a)                                    76,500         2,495,813
Peak Technologies Group, Inc. (a)                                    89,500         2,774,500
Thermo Electron Corp. (a)                                            80,000         4,160,000
US Filter Corp. (a)                                                 130,000         3,461,250
-----------------------------------------------------------------------------------------------

                                                                                   12,891,563
-----------------------------------------------------------------------------------------------

Capital Goods (4.3%)
AGCO Corp.                                                           56,800         2,896,800
General Electric Co.                                                 50,000         3,600,000
Idex Corp.                                                           75,000         3,056,250
-----------------------------------------------------------------------------------------------

                                                                                    9,553,050
-----------------------------------------------------------------------------------------------

Chemicals (2.5%)
Potash Corp. of Saskatchewan, Inc.                                   60,000         4,252,500
Praxair, Inc.                                                        41,600         1,398,800
-----------------------------------------------------------------------------------------------
                                                                                    5,651,300
-----------------------------------------------------------------------------------------------

Consumer Goods (4.8%)
CUC International, Inc. (a)                                         100,000         3,412,500
Gillette Co. (The)                                                   85,000         4,430,625
Estee Lauder Companies, Inc. (The) (a)                               78,500         2,737,688
-----------------------------------------------------------------------------------------------

                                                                                   10,580,813
-----------------------------------------------------------------------------------------------

Drugs (13.4%)
Agouron Pharmaceuticals, Inc. (a)                                    43,900         1,454,188
Amylin Pharmaceuticals, Inc. (a)                                    100,000           937,500
Centocor, Inc. (a)                                                    9,300           288,300
Genzyme Corp. (a)                                                    40,000         2,490,000
Gilead Sciences, Inc. (a)                                           142,300         4,589,175
Human Genome Sciences, Inc. (a)                                      43,400         1,654,625
Merck & Co., Inc.                                                    55,000         3,616,250
SmithKline Beecham PLC, ADR                                         120,000         6,660,000
Warner-Lambert Co.                                                   80,000         7,770,000
-----------------------------------------------------------------------------------------------

                                                                                   29,460,038
-----------------------------------------------------------------------------------------------

Electronics Products (5.7%)
Analog Devices, Inc. (a)                                             55,000         1,945,625
Maxim Integrated Products, Inc. (a)                                  86,600         3,334,100
Microchip Technology, Inc. (a)                                       63,000         2,307,375
Solectron Corp. (a)                                                  50,000         2,206,250
Teradyne, Inc. (a)                                                  115,000         2,875,000
-----------------------------------------------------------------------------------------------

                                                                                   12,668,350
-----------------------------------------------------------------------------------------------

Finance (9.1%)
BISYS Group, Inc. (The) (a)                                          80,000         2,440,000
Bank of Boston Corp.                                                 32,000         1,480,000
BankAmerica Corp.                                                    51,400         3,328,150
Fleet Financial Group, Inc.                                          75,000         3,056,250
Greenpoint Financial Corp.                                          110,700         2,947,388
Merrill Lynch & Co., Inc.                                            32,500         1,657,500
Standard Federal Bancorporation, Inc.                                75,000         2,953,125
Washington Mutual, Inc.                                              80,600         2,317,250
-----------------------------------------------------------------------------------------------

                                                                                   20,179,663
-----------------------------------------------------------------------------------------------

Foods (1.2%)
Sara Lee Corp.                                                       80,000         2,550,000
-----------------------------------------------------------------------------------------------

Health Care (7.4%)
Boston Scientific Corp. (a)                                          60,000         2,940,000
Idexx Labs Inc. (a)                                                  40,700         1,902,725
Medaphis Corp. (a)                                                  135,000         5,011,875
St. Jude Medical, Inc. (a)                                          150,000         6,431,250
-----------------------------------------------------------------------------------------------

                                                                                   16,285,850
-----------------------------------------------------------------------------------------------

Insurance (3.1%)
MBIA, Inc.                                                           46,000         3,450,000
Progressive Corp.                                                    50,000         2,443,750
UnionAmerica Holdings PLC, ADR (a)                                   55,000           935,000
-----------------------------------------------------------------------------------------------

                                                                                    6,828,750
-----------------------------------------------------------------------------------------------

Natural Gas (4.7%)
Anadarko Petroleum Corp.                                             65,000         3,518,125
Louisiana Land & Exploration Co.                                     80,000         3,430,000
Nuevo Energy Corp. (a)                                              150,000         3,356,250
-----------------------------------------------------------------------------------------------

                                                                                   10,304,375
-----------------------------------------------------------------------------------------------

Office & Business Equipment (1.1%)
Compaq Computer Corp. (a)                                            50,300         2,414,400
-----------------------------------------------------------------------------------------------

Oil (0.9%)
Mobil Corp.                                                          17,300         1,937,600
-----------------------------------------------------------------------------------------------


Oil Services (3.0%)
ENSCO International, Inc. (a)                                       150,000         3,450,000
Tidewater, Inc.                                                     100,000         3,150,000
-----------------------------------------------------------------------------------------------

                                                                                    6,600,000
-----------------------------------------------------------------------------------------------

Restaurants (1.9%)
Apple South, Inc.                                                   200,000         4,275,000
-----------------------------------------------------------------------------------------------

Retail (3.4%)
Barnes & Noble, Inc.(a)                                             105,000         3,045,000
Staples, Inc. (a)                                                   108,000         2,646,000
Sunglass Hut International, Inc. (a)                                 74,000         1,748,250
-----------------------------------------------------------------------------------------------

                                                                                    7,439,250
-----------------------------------------------------------------------------------------------

Software Services (9.8%)
Adobe Systems, Inc.                                                  25,000         1,553,125
America On-Line, Inc. (a)                                           100,000         3,731,250
BMC Software, Inc. (a)                                               75,000         3,196,875
Davidson & Association, Inc. (a)                                     45,500           989,625
Epic Design Technology, Inc. (a)                                    105,200         2,209,200
Parametric Technology Corp. (a)                                      85,600         5,681,700
Project Software & Development, Inc. (a)                             44,800         1,570,800
System Software Associates, Inc.                                    127,500         2,757,188
-----------------------------------------------------------------------------------------------

                                                                                   21,689,763
-----------------------------------------------------------------------------------------------

Telecommunications (6.2%)
Cisco Systems, Inc. (a)                                              50,000         3,734,375
DSC Communications Corp. (a)                                         42,400         1,568,800
Netmanage, Inc. (a)                                                 170,000         3,931,250
Winstar Communications, Inc. (a)                                    250,000         4,328,122
-----------------------------------------------------------------------------------------------

                                                                                   13,562,547
-----------------------------------------------------------------------------------------------



TOTAL COMMON STOCKS (Cost - $175,947,514)                                         214,329,775
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
                                                                  Maturity
                                                                   Value
SHORT-TERM INVESTMENTS (2.4%)
Repurchase Agreements (2.4%)
Investments in repurchase agreements in a joint trading account , purchased 12/29/95, 5.909%, maturing 01/02/96
(Cost $5,367,000)(b)                                             $5,370,476         5,367,000
-----------------------------------------------------------------------------------------------

TOTAL INVESTMENTS (Cost - $181,314,514)(c)                                        219,696,775

OTHER ASSETS AND LIABILITIES (0.5%)                                                   981,615
-----------------------------------------------------------------------------------------------

NET ASSETS (100.0%)                                                              $220,678,390
-----------------------------------------------------------------------------------------------

NOTES TO SCHEDULE OF INVESTMENTS:

(a) Non-income-producing security.
(b) The repurchase agreements are fully collateralized by U.S. government and/or agency obligations based on market prices at December 31, 1995.
(c) The cost of investments for federal income tax purposes is $181,501,023.  Gross unrealized appreciation and depreciation of investments, based on identified tax cost, at December 31, 1995 are as follows:
                                         Gross unrealized appreciation          $40,815,344
                                         Gross unrealized depreciation           (2,619,592)
                                                                                ------------
                                           Net unrealized appreciation          $38,195,752
                                                                                ============

See Notes to Financial Statements.



Keystone Omega Fund

FINANCIAL HIGHLIGHTS ---- CLASS A SHARES
(For a share outstanding throughout each year)



(Restubbed Table)

                                         Year Ended December 31,
                                                   ------------------------------------------------------------
                                                        1995         1994       1993     1992(b)        1991
---------------------------------------------------------------------------------------------------------------
Net asset value beginning of year                     $15.54       $17.11     $15.84      $17.68      $13.37
---------------------------------------------------------------------------------------------------------------
Income from investment operations:
  Net investment income (loss)                          0.00         0.04      (0.07)       0.00       (0.04)
  Net realized and unrealized gains (losses)
    on investments                                      5.58        (1.00)      3.07        0.39        6.92
---------------------------------------------------------------------------------------------------------------
    Total from investment operations                    5.58        (0.96)      3.00        0.39        6.88
---------------------------------------------------------------------------------------------------------------
Less distributions from:
  Net investment income                                 0.00         0.00       0.00        0.00       (0.02)
  In excess of net investment income                    0.00         0.00       0.00        0.00       (0.05)
  Capital gains                                        (1.56)       (0.61)     (1.73)      (2.23)      (2.50)
---------------------------------------------------------------------------------------------------------------
    Total distributions                                (1.56)       (0.61)     (1.73)      (2.23)      (2.57)
---------------------------------------------------------------------------------------------------------------
Net asset value end of year                           $19.56       $15.54     $17.11      $15.84      $17.68
---------------------------------------------------------------------------------------------------------------

Total return(a)                                        36.94%     (5.66%)      19.33%       4.00%      54.49%
Ratios/supplemental data
Ratios to average net assets:
  Total expenses                                        1.38%(c)     1.41%      1.51%       1.52%       1.57%
  Net investment income (loss)                          0.00%        0.27%   (0.48%)     (0.01%)     (0.31%)
Portfolio turnover rate                                  159%         137%       162%        176%        115%
---------------------------------------------------------------------------------------------------------------
Net assets end of year (thousands)                  $135,079      $99,569    $90,404     $73,144     $58,671
---------------------------------------------------------------------------------------------------------------

(a) Excluding applicable sales charges.
(b) Calculated on average shares outstanding
(c) The annualized expense ratio includes indirectly paid expenses for the year ended December 31, 1995. Excluding indirectly paid expenses, the expense ratio would have been 1.37%.
(d) Includes $0.17 per share relating to a special non-recurring distribution from Inco Limited.

                             Year Ended December 31,
                                                    1990      1989       1988        1987      1986
                                                  ---------------------------------------------------
-----------------------------------------------------------------------------------------------------
Net asset value beginning of year                 $16.03    $13.66     $12.08      $13.44    $14.12
-----------------------------------------------------------------------------------------------------
Income from investment operations:
  Net investment income (loss)                      0.11      0.17       0.30 (d)    0.02      0.23
  Net realized and unrealized gains (losses)
    on investments                                 (0.39)     4.30       1.40        1.11      1.49
-----------------------------------------------------------------------------------------------------
    Total from investment operations               (0.28)     4.47       1.70        1.13      1.72
-----------------------------------------------------------------------------------------------------
Less distributions from:
  Net investment income                            (0.25)    (0.20)     (0.12)      (0.24)    (0.28)
  In excess of net investment income               (0.04)     0.00       0.00        0.00      0.00
  Capital gains                                    (2.09)    (1.90)      0.00       (2.25)    (2.12)
-----------------------------------------------------------------------------------------------------
    Total distributions                            (2.38)    (2.10)     (0.12)      (2.49)    (2.40)
-----------------------------------------------------------------------------------------------------
Net asset value end of year                       $13.37    $16.03     $13.66      $12.08    $13.44
-----------------------------------------------------------------------------------------------------

Total return(a)                                  (2.38%)     33.05%     14.05%       8.27%    12.07%
Ratios/supplemental data
Ratios to average net assets:
  Total expenses                                    1.73%     1.84%      1.78%       1.99%     1.47%
  Net investment income (loss)                      0.70%     1.03%      2.22%       0.13%     1.60%
Portfolio turnover rate                              108%       77%        84%        106%      178%
-----------------------------------------------------------------------------------------------------
Net assets end of year (thousands)               $38,531   $39,682    $33,951     $30,246   $31,812
-----------------------------------------------------------------------------------------------------

(a) Excluding applicable sales charges.
(b) Calculated on average shares outstanding
(c) The annualized expense ratio includes indirectly paid expenses for the year ended December 31, 1995. Excluding indirectly paid expenses, the expense ratio would have been 1.37%.
(d) Includes $0.17 per share relating to a special non-recurring distribution from Inco Limited.

See Notes to Financial Statements.

Keystone Omega Fund

FINANCIAL HIGHLIGHTS ---- CLASS B SHARES
(For a share outstanding throughout each year)

                                                                                                        August 2, 1993
                                                                                                       (Date of Initial
                                                               Year Ended December 31,               Public Offering) to
                                                                       1995                 1994       December 31, 1993
-----------------------------------------------------------------------------------------------------------------------------
Net asset value beginning of year                                    $15.34               $17.06                  $17.29
-----------------------------------------------------------------------------------------------------------------------------
Income from investment operations:
  Net investment loss                                                 (0.09)               (0.06)                  (0.05)
  Net realized and unrealized gains (losses) on investments            5.41                (1.05)                   1.55
-----------------------------------------------------------------------------------------------------------------------------
    Total from investment operations                                   5.32                (1.11)                   1.50
-----------------------------------------------------------------------------------------------------------------------------
Less distributions from:
  Capital gains                                                       (1.56)               (0.61)                  (1.73)
-----------------------------------------------------------------------------------------------------------------------------
    Total distributions                                               (1.56)               (0.61)                  (1.73)
-----------------------------------------------------------------------------------------------------------------------------
Net asset value end of year                                          $19.10               $15.34                  $17.06
-----------------------------------------------------------------------------------------------------------------------------

Total return(b)                                                       35.70%             (6.57%)                    9.02%
Ratios/supplemental data
Ratios to average net assets:
  Total expenses                                                       2.29%(c)             2.30%                   2.57%(a)
  Net investment loss                                                 (0.94%)              (0.58%)                   (1.73%)(a)
Portfolio turnover rate                                                 159%                 137%                    162%
-----------------------------------------------------------------------------------------------------------------------------
Net assets end of year (thousands)                                  $71,636              $32,266                  $7,423
-----------------------------------------------------------------------------------------------------------------------------

(a)    Annualized.
(b)    Excluding applicable sales charge.
(c) The annualized expense ratio includes indirectly paid expenses for the year ended December 31, 1995. Excluding indirectly paid expenses, the expense ratio would have been 2.27%.


See Notes to Financial Statements.

Keystone Omega Fund

FINANCIAL HIGHLIGHTS ---- CLASS C SHARES
(For a share outstanding throughout each year)

                                                                                                           August 2, 1993
                                                                                                          (Date of Initial
                                                                Year Ended December 31,                 Public Offering) to
                                                                       1995               1994           December 31, 1993
-----------------------------------------------------------------------------------------------------------------------------
Net asset value beginning of year                                    $15.37             $17.09                       $17.29
-----------------------------------------------------------------------------------------------------------------------------
Income from investment operations:
  Net investment loss                                                 (0.13)             (0.07)                       (0.06)
  Net realized and unrealized gains (losses) on investments            5.45              (1.04)                        1.59
-----------------------------------------------------------------------------------------------------------------------------
   Total from investment operations                                    5.32              (1.11)                        1.53
-----------------------------------------------------------------------------------------------------------------------------
Less distributions from:
  Capital gains                                                       (1.56)             (0.61)                       (1.73)
-----------------------------------------------------------------------------------------------------------------------------
   Total distributions                                                (1.56)             (0.61)                       (1.73)
-----------------------------------------------------------------------------------------------------------------------------
Net asset value end of year                                          $19.13             $15.37                       $17.09
-----------------------------------------------------------------------------------------------------------------------------

Total return(b)                                                       35.62%           (6.56%)                         9.20%
Ratios/supplemental data
Ratios to average net assets:
  Total expenses                                                       2.30%(c)           2.30%                        2.48%(a)
  Net investment loss                                                 (0.91%)            (0.63%)                      (1.64%)(a)
Portfolio turnover rate                                                 159%               137%                         162%
-----------------------------------------------------------------------------------------------------------------------------
Net assets end of year (thousands)                                  $13,963             $9,900                       $3,620
-----------------------------------------------------------------------------------------------------------------------------

(a)    Annualized.
(b)    Excluding applicable sales charges.
(c) The annualized expense ratio includes indirectly paid expenses for the year ended December 31, 1995. Excluding indirectly paid expenses, the expense ratio would have been 2.29%.


See Notes to Financial Statements.

Keystone Omega Fund

STATEMENT OF ASSETS AND LIABILITIES ----
December 31, 1995
--------------------------------------------------------------------------------------------------------
Assets:
  Investments at market value (identified $181,314,514 ) (Note 1)                         $219,696,775
  Cash                                                                                             134
  Receivable for:
    Fund shares sold                                                                           880,289
    Investments sold                                                                         1,145,278
    Dividends and interest                                                                     165,605
  Prepaid expenses and other assets                                                             61,235
--------------------------------------------------------------------------------------------------------
            Total assets                                                                   221,949,316
--------------------------------------------------------------------------------------------------------
Liabilities:
  Payable for:
    Investments purchased                                                                    1,215,722
    Fund shares redeemed                                                                        52,687
  Other liabilities                                                                              2,517
--------------------------------------------------------------------------------------------------------
            Total liabilities                                                                1,270,926
--------------------------------------------------------------------------------------------------------
Net assets                                                                                $220,678,390
--------------------------------------------------------------------------------------------------------
Net assets represented by (Notes 1 and 3):
  Paid-in-capital                                                                         $177,670,527
  Accumulated net realized gain (loss) on investment transactions                            4,625,602
  Net unrealized appreciation (depreciation) on investments
    and other assets and liabilities                                                        38,382,261
--------------------------------------------------------------------------------------------------------
  Total net assets                                                                        $220,678,390
--------------------------------------------------------------------------------------------------------
Net asset value per share (Notes 1 and 2):
  Class A Shares
    Net assets  $135,078,994 /  6,907,644 shares outstanding                                    $19.56
    Offering price per share ($19.56 / 0.9425) (based on sales charge
            of 5.75% of the offering price at December 31, 1995)                                $20.75
  Class B Shares
    Net assets   $71,635,998 /  3,751,051 shares outstanding                                    $19.10
  Class C Shares
    Net assets   $13,963,398 /    730,073 shares outstanding                                    $19.13
--------------------------------------------------------------------------------------------------------

See Notes to Financial Statements

Keystone Omega Fund

STATEMENT OF OPERATIONS ----
Year Ended December 31, 1995

--------------------------------------------------------------------------------------------------------------------
Investment income (Note 1):
  Dividends (net of foreign withholding tax of $2,930)                                                    $1,626,337
  Interest                                                                                                   695,345
--------------------------------------------------------------------------------------------------------------------
     Total income                                                                                          2,321,682
--------------------------------------------------------------------------------------------------------------------
Expenses (Notes 2, 4, and 5):
  Management fee                                                                   $1,280,436
  Shareholder services                                                                565,768
  Accounting                                                                           15,027
  Auditing and legal                                                                   36,881
  Custodian fees                                                                      103,716
  Printing                                                                             24,434
  Trustees' fees and expenses                                                           7,179
  Distribution Plan expenses                                                          745,640
  Registration fees                                                                    82,006
  Miscellaneous expenses                                                               32,192
--------------------------------------------------------------------------------------------------------------------
     Total expenses                                                                 2,893,279
     Less:  Expenses paid indirectly (Note 4)                                         (22,735)
--------------------------------------------------------------------------------------------------------------------
     Net expenses                                                                                          2,870,544
--------------------------------------------------------------------------------------------------------------------
  Net investment income                                                                                     (548,862)
--------------------------------------------------------------------------------------------------------------------
Net Realized and unrealized gain (loss) on investments (Notes 1 and 3):
  Net realized gain on investments                                                                        24,020,841
  Net change in unrealized appreciation or depreciation on investments                                    30,134,778
--------------------------------------------------------------------------------------------------------------------
  Net gain on investments                                                                                 54,155,619
--------------------------------------------------------------------------------------------------------------------
  Net increase in net assets resulting from operations                                                   $53,606,757
--------------------------------------------------------------------------------------------------------------------


See Notes to Financial Statements

Keystone Omega Fund

STATEMENTS OF CHANGES IN NET ASSETS ----

                                                                                                  Year Ended December 31,
                                                                                               1995                      1994
------------------------------------------------------------------------------------------------------------------------------
Operations:
  Net investment income (loss)                                                            ($548,862)                  $79,708
  Net realized gain on investments                                                       24,020,841                (2,218,472)
  Net change in unrealized appreciation or depreciation on investments                   30,134,778                (4,649,148)
------------------------------------------------------------------------------------------------------------------------------
   Net increase (decrease) in net assets resulting from operations                       53,606,757                (6,787,912)
------------------------------------------------------------------------------------------------------------------------------
Distributions to shareholders from (Notes 1 and 5):
  Net realized gain on investment transactions:
   Class A Shares                                                                        (9,531,332)               (3,782,055)
   Class B Shares                                                                        (4,676,811)                 (984,992)
   Class C Shares                                                                          (973,850)                 (322,709)
------------------------------------------------------------------------------------------------------------------------------
   Total distributions to shareholders                                                  (15,181,993)               (5,089,756)
------------------------------------------------------------------------------------------------------------------------------
Capital share transactions (Note 2):
  Proceeds from shares sold:
   Class A Shares                                                                        21,425,010                25,532,191
   Class B Shares                                                                        33,563,718                30,415,780
   Class C Shares                                                                         4,723,834                 8,044,614
  Payments for shares redeemed:
   Class A Shares                                                                       (20,370,219)              (10,802,653)
   Class B Shares                                                                        (8,682,058)               (4,383,078)
   Class C Shares                                                                        (4,086,346)               (1,273,016)
  Net asset value of shares issued in reinvestment of dividends and distributions:
   Class A Shares                                                                         8,685,153                 3,419,022
   Class B Shares                                                                         4,332,038                   909,009
   Class C Shares                                                                           927,300                   303,801
------------------------------------------------------------------------------------------------------------------------------
   Net increase in net assets resulting from capital share transactions                  40,518,430                52,165,670
------------------------------------------------------------------------------------------------------------------------------
         Total increase in net assets                                                    78,943,194                40,288,002
Net assets:
  Beginning of year                                                                     141,735,196               101,447,194
------------------------------------------------------------------------------------------------------------------------------
  End of year                                                                          $220,678,390              $141,735,196
------------------------------------------------------------------------------------------------------------------------------


See Notes to Financial Statements

NOTES TO FINANCIAL STATEMENTS

1.) Significant Accounting Policies

Keystone Omega Fund (formerly Keystone America Omega Fund, Inc.) (the "Fund") is an open-end diversified management investment company incorporated in Massachusetts on February 8, 1968.
Keystone Management, Inc. ("KMI") is the Investment Manager and Keystone Investment Management Company (formerly Keystone Custodian Funds, Inc.) ("Keystone") is the Investment Adviser. It is registered under the Investment Company Act of 1940 as a diversified open-end management investment company. The Fund seeks maximum capital growth by investing in a varied portfolio consisting primarily of common stocks and securities convertible into common stocks.

         The Fund currently issues three classes of shares. Class A shares are sold subject to a maximum sales charge of 5.75% payable at the time of purchase. Class B shares are sold subject to a contingent deferred sales charge which varies depending on when the shares were purchased and how long the shares have been held.
Class C shares are sold subject to a contingent deferred sales charge payable upon redemption within one year after purchase.
Class C shares are available only through dealers who have entered into special distribution agreements with Keystone Investment Distributors Company (formerly Keystone Distributors, Inc.) ("KIDC"), the Fund's principal underwriter.

         Keystone is a wholly-owned subsidiary of Keystone Investments, Inc. (formerly Keystone Group, Inc.) ("KII"), a Delaware corporation. KII is privately owned by an investor group consisting of current and former members of management of Keystone. Keystone Management, Inc. ("KMI") is a wholly-owned subsidiary of Keystone. Keystone Investor Resource Center, Inc. ("KIRC"), a wholly-owned subsidiary of Keystone, is the Fund's transfer agent.

The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The policies are in conformity with generally accepted accounting principles.

A. Investments, including American Depository Receipts ("ADRs"), are usually valued at the closing sales price, or in the absence of sales and for over-the-counter securities, the mean of bid and asked quotations. Management values the following securities at prices it deems in good faith to be fair: (a) securities (including restricted securities) for which complete quotations are not readily available and (b) listed securities if, in the opinion of management, the last sales price does not reflect a current value, or if no sale occurred. ADRs, which are certificates representing shares of foreign securities deposited in domestic and foreign banks, are traded and valued in United States dollars.

    Short-term investments which are purchased with maturities of sixty days or less are valued at amortized cost (original purchase cost as adjusted for amortization of premium or accretion of discount) which when combined with accrued interest approximates market. Short-term investments maturing in more than sixty days for which market quotations are readily available are valued at current market value. Short-term investments maturing in more than sixty days when purchased which are held on the sixtieth day prior to maturity are valued at amortized cost (market value on the sixtieth day adjusted for amortization of premium or accretion of discount) which when combined with accrued interest approximates market.

B. Securities transactions are accounted for on the day after the trade date. Realized gains and losses are computed on the identified cost basis. Interest income is recorded on the accrual basis and dividend income is recorded on the ex-dividend date. Distributions to the shareholders are recorded by the Fund at the close of business on the ex-dividend date.

C. The Fund has qualified and intends to qualify in the future as a regulated investment company under the Internal Revenue Code of 1986, as amended ("Internal Revenue Code"). Thus, the Fund is relieved of any federal income tax liability by distributing all of its net taxable investment income and net taxable capital gains, if any, to its shareholders. The Fund intends to avoid excise tax liability by making the required distributions under the Internal Revenue Code.

D. When the Fund enters into a repurchase agreement (a purchase of securities whereby the seller agrees to repurchase the securities at a mutually agreed upon date and price) the repurchase price of the securities will generally equal the amount paid by the Fund plus a negotiated interest amount. The seller under the repurchase agreement will be required to provide securities ("collateral") to the Fund whose value will be maintained at an amount not less than the repurchase price, and which generally will be maintained at 101% of the repurchase price. The Fund monitors the value of collateral on a daily basis, and if the value of the collateral falls below required levels, the Fund intends to seek additional collateral from the seller or terminate the repurchase agreement. If the seller defaults, the Fund would suffer a loss to the extent that the proceeds from the sale of the underlying securities were less than the repurchase price. Any loss would be increased by any cost incurred on disposing of such securities. If bankruptcy proceedings are commenced against the seller under the repurchase agreement, the realization on the collateral may be delayed or limited. Repurchase agreements entered into by the Fund will be limited to transactions with dealers or domestic banks believed to present minimal credit risks, and the Fund will take constructive receipt of all securities underlying repurchase agreements until such agreements expire.

         Pursuant to an exemptive order issued by the Securities and Exchange Commission, the Fund, along with certain other Keystone funds, may transfer uninvested cash balances into a joint trading account. These balances are invested in one or more repurchase agreements that are fully collateralized by U.S. Treasury and/or Federal Agency obligations.

E. In connection with portfolio purchases and sales of securities denominated in a foreign currency, the Fund may enter into forward foreign currency exchange contracts ("contracts") to hedge certain foreign currency assets. Contracts are recorded at market value and marked-to-market daily. Realized gains and losses arising from such transactions are included in net realized gain (loss) on foreign currency related transactions. The Fund is subject to the credit risk that the other party will not complete the obligations of the contract.

F. The Fund distributes net income to shareholders quarterly and net capital gains, if any, annually. Distributions are determined from taxable net investment income and net capital gains and can differ from book basis net investment income and net capital gains.

         The significant differences between financial statement amounts available for distribution and distributions made in accordance with income tax regulations are due to the differing treatment of net operating losses and short-term capital gains for financial statement and federal income tax purposes.

G. The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2.) Capital Share Transactions

Two hundred million shares of the Fund with a par value of $1.00 are authorized for issuance. Transactions in shares of the Fund were as follows:
                                           Class A Shares
                                   -------------------------------
                                     Year Ended December 31,
                                       1995                 1994
                                   -------------------------------
Shares sold                         1,178,460           1,577,169
Shares redeemed                    (1,161,391)           (668,733)
Shares issued in
 reinvestment of dividends
 and distributions                   482,356              216,943
                                   ---------            ----------
Net increase                         499,425            1,125,379
                                   =========            ==========

                                           Class B Shares
                                   -------------------------------
                                       Year Ended December 31,
                                      1995                1994
                                   -------------------------------
Shares sold                        1,902,255            1,881,751
Shares redeemed                     (499,966)            (271,676)
Shares issued in
 reinvestment of dividends
 and distributions                   245,291               58,195
                                   ---------            ----------
Net increase                        1,647,580           1,668,270
                                   =========            ==========

                                           Class C Shares
                                  -------------------------------
                                      Year Ended December 31,
                                      1995                 1994
                                  -------------------------------
Shares sold                          273,387              493,899
Shares redeemed                     (240,110)             (80,825)
Shares issued in
 reinvestment of dividends
 and distributions                    52,465               19,425
                                   ---------            ----------
Net increase                          85,742              432,499
                                   =========            ==========
`

         The Fund bears some of the costs of selling its shares under Distribution Plans adopted with respect to its Class A, Class B and Class C shares pursuant to Rule 12b-1 under the Investment Company Act of 1940 ("1940 Act").

         The Class A Distribution Plan provides for payments which are currently limited to 0.25% annually of the average daily net asset value of Class A shares to pay expenses of the distribution of Class A shares. Amounts paid by the Fund to KIDC under the Class
A Distribution Plan are currently used to pay others such as dealers, service fees at an annual rate of up to 0.25% of the average net asset value of the shares sold by such others and remaining outstanding on the books of the Fund for specified periods.

         The Class B Distribution Plan provides payment at an annual rate of 1.00% of the average daily net asset value of Class B shares to pay expenses of the distribution of Class B shares. Amounts paid by the Fund under the Class B Distribution Plan are currently used to pay others (dealers) a commission at the time of purchase normally equal to 4.00% of the price paid for each Class
B share sold plus the first year's service fee in advance in the amount of 0.25% of the price paid for each Class B share sold. Beginning approximately 12 months after the purchase of a Class B share, the dealer or other party will receive service fees at an annual rate of 0.25% of the average daily net asset value of such Class B shares maintained by such others and remaining outstanding on the Fund's books for specified periods. A contingent deferred sales charge will be imposed, if applicable, on Class B shares purchased on or after June 1, 1995 at rates ranging from a maximum of 5.00% of amounts redeemed during the first 12 months following the date of purchase to 1.00% of amounts redeemed during the sixth twelve month period following the date of purchase. Class B shares purchased on or after June 1, 1995 that have been outstanding for eight years following the month of purchase will automatically convert to Class A shares without a front end sales charge or exchange fee. Class B shares purchased prior to June 1, 1995 will retain their existing conversion rights.

         The Class C Distribution Plan provides for payments at an annual rate of up to 1.00% of the average daily net asset value of Class C shares to pay expenses for the distribution of Class C shares. Amounts paid by the Fund under the Class C Distribution Plan are currently used to pay others (dealers) a commission at the time of purchase in the amount of 0.75% of the price paid for each Class C share sold, plus the first year's service fee in advance in the amount of 0.25% of the price paid for each Class C share. Beginning approximately 15 months after purchase, the dealer or other party will receive a commission at an annual rate of 0.75% (subject to applicable limitations imposed by a rule of the National Association of Securities Dealers, Inc.) ("NASD Rule") plus service fees at the annual rate of 0.25%, of the average net asset value of each Class C share maintained by such others and remaining outstanding on the Fund's books for specified periods.

         Each of the Distribution Plans may be terminated at any time by vote of the Independent Trustees or by vote of a majority of the outstanding voting shares of the respective class. However, after the termination of any Distribution Plan, at the discretion of the Board of Trustees, payments to KIDC may continue as compensation for its services which had been earned while the Distribution Plan was in effect.

         For the year ended December 31, 1995, the Fund paid KIDC $152,234 under its Class A Distribution Plan. The Fund paid KIDC $422,149 for Class B shares sold prior to June 1, 1995, and $57,588 for Class B shares sold on or after June 1, 1995. The Fund paid KIDC $113,669 under its Class C Distribution Plan.

         Under the NASD Rule, the maximum uncollected amounts for which KIDC may seek payment from the Fund under its Class B Distribution Plans $2,337,905 for Class B shares purchased prior to June 1,
1995, and $1,219,354 for Class B shares purchased on or after June
1, 1995. The maximum uncollected amounts for which KIDC may seek payment from the Fund under its Class C Distribution Plan $829,901 as of December 31, 1995.

(3.) Securities Transactions

Cost of purchases and proceeds from sales of investment securities excluding short-term securities, during the year ended December 31, 1995, were $ 297,238,175 and $ 253,812,150, respectively.

(4.) Investment Management and Transactions with Affiliates

Under the terms of the Investment Management Agreement between KMI and the Fund, KMI provides investment management and administrative services to the Fund. In return, KMI is paid a management fee computed and paid daily. The management fee is determined by applying percentage rates, starting at 0.75% and declining as net assets increase, to 0.50% per annum, to the net asset value of the Fund. KMI has entered into an Investment Advisory Agreement with Keystone, under which Keystone provides investment advisory and management services to the Fund and receives for its services an annual fee representing 85% of the management fee received by KMI. During the year ended December 31, 1995, the Fund paid or accrued to KMI investment management and administrative services fees of $1,280,436, which represented 0.75% of the Fund's average net assets on an annualized basis. Of such amounts paid to KMI, $1,088,371 was paid to Keystone for its services to the Fund.

         During the year ended December 31, 1995, the Fund paid or accrued to KII $39,461 as reimbursement for the cost of accounting and printing services provided to the Fund and $565,768 was paid or accrued to KIRC for transfer agent fees.

         The Fund is subject to certain state annual expense limits, the most restrictive of which is as follows: 2.5% of the first $30 million of the Fund average net assets and 2.0% the next $70 million of the Fund average net assets; and 1.5% of the Fund average net assets over $100 million.

         Keystone has agreed to reimburse the Fund annually for certain operating expenses incurred by the Fund in excess of the applicable state expense limit. However, Keystone is not required to make such reimbursement to an extent which would result in the Fund's inability to qualify as a Regulated Investment Company and provisions of the Internal Revenue Code.

         The Fund has entered into an expense offset arrangement with its custodian. For the year ended December 31, 1995, the Fund paid custody fees in the amount of $80,981 and received a credit of $22,735 pursuant to the expense offset arrangement, resulting in a total expense of $103,716. The assets deposited with the custodian under the expense offset arrangement could have been invested in income-producing assets.

         Certain officers and/or Directors of Keystone are also officers and/or Trustees of the Fund. Officers of Keystone and affiliated Trustees receive no compensation directly from the Fund. Currently the Independent Trustees, receive no compensation for their service.

(5.) Distributions to Shareholders

The Fund intends to distribute to its shareholders dividends from net investment income, and all net taxable realized long-term capital gains, if any, annually. Any distribution which is declared in December and paid before the next February 1 will be taxable to shareholders in the year declared.

(6.) Class Level Expenses

Presently, the Fund's class-specific expenses are limited to expenses incurred by a class of shares pursuant to its respective
Distribution Plan. For the year ended December 31, 1995, the total amount of expenses incurred by each class' Distribution Plan is set forth in Note (2.) "Capital Share Transactions."

(7.) Shareholder Meeting (Unaudited)

A special Meeting of Shareholders was held on April 21, 1995. The following is a brief description of the matters which were submitted to shareholders, and certain information about how shareholders voted:

         1. Proposal 1 was to approve the reorganization of the Fund as a Massachusetts business trust, pursuant to which the existing Board of Directors would become the Board of Trustees of the new entity, and the present investment manager and investment adviser to the Fund would remain the same. Action on this Proposal was postponed and the meeting adjourned until May 30, 1995. The May
30, 1995 meeting was postponed and adjourned until June 30, 1995, at which time the following vote was received and the proposal was approved.

FOR                      AGAINST                ABSTAIN
6,155,612.347            300,564.114            519,525.686

         2. Proposal 2 was to select KPMG Peat Marwick LLP as the independent public accountant of the Fund for the 1995 fiscal year.


FOR                      AGAINST                ABSTAIN
6,159,296.725            95,860.769             334,863.015

-----------------------------------------------------------------

Federal Tax Status - Fiscal 1995 Distributions (Unaudited)

The per-share distributions paid to you for fiscal 1995, whether taken in shares or cash, are as follows:

                         Short-term        Long-term      Totals
                           Gains             Gains
----------------------------------------------------------------
Class A shares             $0.86             $0.70        $1.56
----------------------------------------------------------------
Class B shares             $0.86             $0.70        $1.56
----------------------------------------------------------------
Class C shares             $0.86             $0.70        $1.56
----------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

The Trustees and Shareholders
Keystone Omega Fund

We have audited the accompanying statement of assets and liabilities of Keystone Omega Fund (formerly Keystone America Omega Fund, Inc.), including the schedule of investments, as of December 31, 1995, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the seven-year period ended December 31, 1995 for Class A shares and for each of the years in the two-year period ended December 31, 1995 and the period from August 2, 1993 (Date of Initial Public Offering) to December 31, 1993 for Class B and Class C shares. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The financial highlights for Class A Shares for each of the years in the three-year period ended December 31, 1988 were audited by other auditors whose report, dated February 3, 1989, expressed an unqualified opinion thereon.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1995, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Keystone Omega Fund as of December 31, 1995, the results of its operations for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods subsequent to 1988 specified in the first paragraph above in conformity with generally accepted accounting principles.

                                                         KPMG Peat Marwick LLP


Boston, Massachusetts
January 23, 1995

             KEYSTONE

    [photo of blossoming tree]

              OMEGA
               FUND

         [Keystone logo]

          ANNUAL REPORT
        DECEMBER 31, 1995

         KEYSTONE AMERICA
         FAMILY OF FUNDS

            [diamond]

    Capital Preservation and Income Fund
         Government Securities Fund
         Intermediate Term Bond Fund
            Strategic Income Fund
               World Bond Fund
            Tax Free Income Fund
      California Insured Tax Free Fund
            Florida Tax Free Fund
         Massachusetts Tax Free Fund
           Missouri Tax Free Fund
       New York Insured Tax Free Fund
         Pennsylvania Tax Free Fund
            Fund for Total Return
          Global Opportunities Fund
     Hartwell Emerging Growth Fund, Inc.
                 Omega Fund
            Fund of the Americas
         Strategic Development Fund

This report was prepared primarily for the information of the Fund's shareholders. It is authorized for distribution if preceded or accompanied by the Fund's current prospectus. The prospectus contains important information about the Fund iuncluding fees and expenses. Read it carefully before you invest or send money. For a free prospectus on other Keystone funds, contact your financial adviser or call Keystone.

[Keystone logo] KEYSTONE
                I N V E S T M E N T S

                P.O. Box 2121
                Boston, Massachusetts 02106-2121

OFI-AR-2/96
18.1M                                                           [recycle logo]